Exhibit 10.33

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of February 4, 2026, is entered into by and between STAAR Surgical Company (the “Company”) and Nathaniel Sisitsky (the “Consultant” and, collectively with the Company, the “Parties”).

WHEREAS, the Consultant has agreed to provide the Consultant’s services and experience in connection with the Consulting Services pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.
Consulting Services. Consultant shall, subject to the terms hereof, serve as an independent contractor to provide the Consulting Services (as defined below) for a period commencing on February 4, 2026, subject to Section 4 below, and ending on March 13, 2026 (the “Consulting Period”). Subject to the terms of this Agreement, during the Consulting Period Consultant shall provide the Company with consulting services related to the performance and transition of responsibilities for the Company’s legal function or as otherwise reasonably determined by the Board of Directors of the Company (or committee thereof) (the “Consulting Services”). The Consultant represents that the Consultant has the experience and expertise necessary to successfully perform the Consulting Services. The Company is engaging the Consultant because of the Consultant’s expertise with respect to the Consulting Services, and the Company will not provide any training for the Consultant. The Consultant shall perform the Consulting Services with all reasonable skill and care, exercising the Consultant’s own independent judgment as to the means and methods by which the objects of the consulting will be accomplished. The Consultant is not entitled to and shall not claim any of the rights, privileges, or benefits of the Company. Furthermore, nothing in this Agreement is intended or shall be deemed to create any partnership, agency, or joint venture relationship between or among the parties.
2.
Fees. As payment for the Consulting Services to be rendered hereunder, the Company will pay the Consultant a fee in the amount of $8,000 per week (the “Consulting Fees”). In addition to the Consulting Fees, the Consultant may be eligible to be paid a supplemental “Completion Fee” of $10,000 upon the successful completion of the Consulting Services, as determined by the Company. The determination of whether to provide Consultant with a Completion Fee, and the amount of any Completion Fee, shall be determined by the Company in its sole discretion. Consultant’s right to be paid a Completion Fee, if any, shall also be conditioned on Consultant executing a release of claims in a form acceptable to the Company after the end of the Consulting Period, but in no event later than the thirtieth (30th) day following the end of the Consulting Period. The Completion Fee, if any, will be paid in substantially equal installments and in accordance with the terms of the release of claims. The Company will issue to the Consultant an Internal Revenue Service Form 1099 with respect to the Consulting Fees and the Completion Fee, if any. The Consultant will be solely responsible for the payment and withholding of all taxes.
3.
Confidential Information.
(a)
Consultant acknowledges that the Company is engaged in a highly competitive industry and that they must protect their proprietary and confidential information and trade secrets against unauthorized use or disclosure, which would irreparably harm their interests. During Consultant's engagement by the Company, Consultant may be exposed to “Confidential Information” (as defined below) of the Company. As a result, Consultant will be provided Confidential Information that could be used by competitors and customers of the Company in a manner that would irreparably harm the Company’s competitive position in the marketplace. Consultant agrees to hold such Confidential

Information in strict confidence, to use the Confidential Information solely in the performance of the Services, and not to make use of, divulge, or otherwise disclose Confidential Information, directly or indirectly, to anyone outside of the Company, except with the Company’s prior written consent. Consultant further agrees not to use Confidential Information, directly or indirectly, at any time during or after Consultant’s engagement with the Company, for Consultant’s personal benefit, or for the benefit of any other person or entity, or in any manner adverse to the interests of the Company; and to take all necessary and reasonable steps to protect Confidential Information from being disclosed to anyone outside of the Company, except with the Company’s prior written consent. Consultant shall not at any time remove, copy, download, or transmit any information from the Company, except for the benefit of the Company and in accordance with this Agreement. Upon termination of this Agreement, or whenever requested by the Company, Consultant will immediately deliver to the Company all property in Consultant's possession, or under Consultant’s care and control, belonging to the Company, including but not limited to Confidential Information.

(b)
“Confidential Information” as used in this Agreement shall mean all nonpublic information, confidential information, proprietary information, trade secrets, or other sensitive information (whether in oral, written, electronic, or any other form) concerning, created by, or relating to any of the Company Parties, including but not limited to (a) information about plans, projects, business matrix programs (i.e., measurement of business), research, records, marketing, current and prospective investors, business partners, shareholders, contracts, services, systems, designs, processes, methods, know-how, data, concepts and ideas relating to opportunities, business plans, business forecasts, budgets and unpublished financial statements, prices and costs, suppliers, and customers; (b) the existence of any business discussions, negotiations, or agreements; (c) any information regarding the skills and compensation of employees, contractors, or other agents of the Company; and (d) any other information, documents, or materials that may be identified as confidential or proprietary or which is required to be maintained as confidential under governing law or regulation or under an agreement with any third parties.
(c)
For purposes of this Agreement, (i) the “Company Entities” means the Company, each and all of its present, former, and future subsidiaries, parents, branches, divisions, related companies, and affiliates; and (ii) the “Company Parties” means, collectively, each and all of the Company Entities and each and all of their respective current and former shareholders, interest holders, unit holders, advisors, managers, officers, directors, partners, principals, members, employees, fiduciaries, representatives, and agents.
(d)
Nothing in this Agreement prohibits Consultant from disclosing Confidential Information in response to a legal summons, subpoena or other lawful court order, provided that if such summons, subpoena or order would require Consultant to disclose Confidential Information, including by testimony, Consultant shall, if permitted by law, promptly notify the Company in writing of any such legal requirement, make no disclosure until the Company has had a reasonable opportunity to contest such disclosure, and assist the Company or its designee upon request in seeking a protective order or in objecting to such request, provided further, that any such assistance will be at the sole cost and expense of the Company. If Consultant produces any Confidential Information pursuant to the foregoing sentence, Consultant shall disclose only that portion of the Confidential Information that Consultant is legally compelled to disclose and provide a copy of same to the Company if permitted by law to do so.
(e)
Notwithstanding anything herein to the contrary, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement shall prohibit Consultant from, or expose Consultant to criminal or civil liability under federal or state trade secrets law for (a) directly or indirectly, sharing trade secrets or other Confidential Information (except information protected by attorney-client or work product privilege) with law enforcement, an attorney, or any federal, state, or local government agencies, regulators, or officials (including, but not limited to, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the California Civil

Rights Department, the California Attorney General, or any similar state or local government agency), for the purpose of investigating or reporting a suspected violation of law (including any whistleblower or whistleblower retaliation claim), whether in response to a subpoena or otherwise, without notice to the Company; (b) disclosing trade secrets in a filing in connection with a legal claim (including any whistleblower or whistleblower retaliation claim), provided that the filing is made under seal; (c) fully cooperating with, communicating with, and/or providing information (including confidential information) to federal, state, or local regulatory authorities (including, but not limited to, regulatory, self-regulatory, law enforcement, administrative, or other government authorities); (d) reporting possible violations of law or regulation to any government authority, or making any other disclosures that are protected under whistleblower laws or regulations; (e) receiving a financial award from any government agency for providing information on illegal activity; and/or (f) in any way participating in any action seeking to rectify or address sexual harassment or other illegal conduct, or from disclosing, making, or discussing, either orally or in writing, information about unlawful acts in the workplace, such as sexual harassment, harassment, discrimination, unfair employment practices, or any other conduct that the Consultant has reason to believe is unlawful, in accordance with the terms of this policy. Further, nothing herein shall be construed in a manner that would violate any applicable law.

(f)
The Consultant hereby acknowledges that the limitations set forth in this Section 3 are fair, reasonable, and necessary for the protection of the Company and their businesses, and will not prevent the Consultant from earning a livelihood. The Consultant recognizes that these restrictions are appropriate based on the access to the Company’s Confidential Information that the Consultant will enjoy.
4.
Termination. The Consulting Services shall terminate automatically upon the conclusion of the Consulting Period, or earlier at any time, for any or no reason, by giving the other Party at least seven (7) calendar days’ prior written notice, and the Consulting Period shall terminate on the date designated in such notice, subject only to payment by the Company to the Consultant for any accrued but unpaid Consulting Fees due up to the date of notice of termination.
5.
Remedy for Breach. The Consultant agrees that the Consultant’s breach or threatened breach of any of the restrictions set forth in this Agreement will result in irreparable and continuing damage to the Company for which there is no adequate remedy at law. Thus, in addition to the Company’s right to arbitrate disputes hereunder, the Company shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, in aid of arbitration, from any state or federal court of competent jurisdiction and/or from the JAMS Alternative Dispute Resolution (“JAMS”), without first posting a bond, to restrain any such breach or threatened breach. In any proceeding for emergency equitable relief and upon any motion for a temporary or permanent injunction, the Company’s right to receive monetary damages shall not be a bar or interposed as a defense to the granting of such relief. The Company’s right to equitable relief hereunder is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of Section 6 of this Agreement.
6.
Arbitration.
(a)
Except as provided in Section 5 of this Agreement, the Consultant and the Company irrevocably and unconditionally agree that any past, present, or future dispute, controversy, or claim arising under or relating to this Agreement; any other agreement between the Consultant and the Company related to the their consulting relationship; any federal, state, local, or foreign statute, regulation, constitution, law, ordinance, or the common law related thereto; or arising in connection with the Consulting Services or the termination thereof; involving the Consultant, on the one hand, and the Company, on the other hand, including both claims brought by the Consultant and claims brought against the Consultant, shall be submitted for resolution to binding arbitration as provided herein. Except as provided in Section 5 or

Section 6(b) hereof, the Consultant waives any right or ability to participate in any court proceeding, including any class, collective, or multi-party action, against the Company. The Consultant also agrees to bring arbitrations only on an individual basis, and not (i) as a co-claimant with any other individual(s) against the Company, or (ii) on a putative class or collective basis. Any such arbitration shall be conducted in accordance with the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”); shall be administered by JAMS; shall be conducted in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (“JAMS Comprehensive Rules”), as modified herein; and shall be conducted by a single arbitrator, who shall be a partner at an “AmLaw 200” law firm based in Los Angeles, California, and who shall be selected via JAMS’ “rank and strike” process. Such arbitration will be conducted in Los Angeles, California or Lake Forest, California, and the arbitrator will apply California law, including federal statutory law as applied in California courts, except to the extent such law is inconsistent with the FAA. The arbitral award shall be in writing, shall state the reasons for the award, and shall be final and binding on the parties. In the event the Company substantially prevails in an action involving the Consultant’s breach of any provision of this Agreement, such party shall be entitled to an award including its reasonable attorneys’ fees and costs, to the extent such an award is permitted by law. The arbitrator otherwise shall not have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, lost opportunities, or any other damages or relief not measured by the prevailing party’s actual out-of-pocket losses, except to the extent such relief is explicitly available under a statute, ordinance, or regulation pursuant to which a successful claim is brought. In agreeing to arbitrate the Consultant’s claims hereunder, the Consultant hereby recognizes and agrees that the Consultant is waiving the Consultant’s right to a trial in court and/or by a jury. Notwithstanding the foregoing, nothing in this Section 6 shall be construed in a manner that would violate any law or require the arbitration of a claim that is explicitly excluded from compulsory arbitration under the terms of the FAA.

(b)
Except as otherwise provided herein, the Consultant shall treat the arbitration under this Section 6 as strictly confidential, and the Consultant shall not disclose the existence or nature of any claim, defense, or argument; any documents, correspondence, pleadings, briefing, exhibits, arguments, testimony, evidence, or information exchanged or presented in connection with any claim, defense, or argument; or any rulings, decisions, or results of any claim, defense, or argument (collectively, “Arbitration Materials”) to any third party, with the sole exception of the Consultant’s legal counsel, who the Consultant shall ensure complies with these confidentiality terms. In the event of any court proceeding to challenge or enforce an arbitrator’s award under Section 6(a), the parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Los Angeles, California; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient or inappropriate forum. There shall be no interlocutory appeals to any court of any order issued in accordance with Section 6(a), or any motions in any court to vacate any arbitral order except (i) a final award on the merits issued in accordance with JAMS Comprehensive Rule 24, or (ii) a final Interim Award issued in accordance with JAMS Comprehensive Rule 24 which (A) concludes that JAMS lacks jurisdiction over the dispute and (B) dismisses the matter in its entirety. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials and all Confidential Information in connection with any court proceeding, agree to use their reasonable best efforts to file any court proceeding permitted herein and all Confidential Information (and all documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.
7.
Miscellaneous.
(a)
Entire Agreement; No Waiver. This Agreement replaces and supersedes any and all previous or existing agreements, arrangements, or understandings, whether oral or written, between the Consultant and the Company relating to the terms and conditions of the Consultant’s consulting engagement with the Company and consulting relationship with the Company. The Consultant specifically acknowledges and agrees that notwithstanding any discussions or negotiations the Consultant may have had with the Company prior to the execution of this Agreement, they are not relying on any promises or assurances other than those explicitly contained in this Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the matters set forth herein. No provision of this Agreement may be amended modified, waived, or discharged except as agreed to in a writing signed by both the Consultant and the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)
Construction/Severability. The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope, and “including” shall be construed as “including without limitation.” If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.
(c)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and/or to be performed in that State, without regard to any principles of conflicts of law.
(d)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument. Facsimile, PDF, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.
(e)
Successors and Assigns. The Consultant will not assign, transfer, or subcontract this Agreement or any of the Consultant’s obligations hereunder without the prior written consent of the Company. This Agreement shall inure to the benefit of the successors and assigns of the Company, and Company may assign, transfer, or subcontract this Agreement or any of the Consultant’s obligations hereunder without the prior consent of the Consultant.
(f)
Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and any rules and regulations promulgated thereunder (collectively, “Section 409A”), or shall comply with the requirements of Section 409A. Each payment under this Agreement or otherwise shall be treated as a separate series of payment for purposes of Section 409A. In no event may the Consultant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

[Signature Page Follows.]

IN WI1NESS WHEREOF, the Company has authorized this Agreement to be executed on its behalf, and the Consultant has also executed this Agreement.

STAAR SURGICAL COMPANY

By: /s/ WARREN FOUST 2/4/2026

Name: Warren Foust Date

Title: Interim Co-Chief Executive Officer,

President and Chief Operating Officer

CONSULTANT

/s/ NATHANIEL SISITSKY February 4, 2026

Nathaniel Sisitsky